                                                                    Exhibit 10.1


                                  $150,000,000
                                SENIOR UNSECURED
                                REVOLVING CREDIT
                                    AGREEMENT


                            Dated as of June 14, 2002


                                     among


                  FLEET NATIONAL BANK, as Administrative Agent


                     THE LENDERS LISTED ON SCHEDULE I HERETO


                                       and


                                BARNES GROUP INC.


                                      with


                       FLEET SECURITIES, INC. as Arranger


                and HSBC BANK USA, KEYBANK NATIONAL ASSOCIATION,
             MELLON BANK, N.A. and WEBSTER BANK, as Co-Documentation
                                     Agents

                                TABLE OF CONTENTS

1.  DEFINITIONS AND RULES OF INTERPRETATION........................................ 1
      1.1.  Definitions............................................................ 1
      1.2.  Rules of Interpretation................................................ 19

2.  THE REVOLVING CREDIT FACILITY.................................................. 20
      2.1.  Commitment to Lend..................................................... 20
      2.2.  Commitment Fee......................................................... 21
      2.3.  Reduction of Total Commitment.......................................... 21
            2.3.1.  Increase of Total Commitment................................... 21
      2.4.  The Revolving Credit Notes............................................. 22
      2.5.  Interest on Loans...................................................... 22
      2.6.  Requests for Loans..................................................... 23
            2.6.1.  General........................................................ 23
            2.6.2.  Swing Line..................................................... 23
      2.7.  Conversion Options..................................................... 24
            2.7.1.  Conversion to Different Type of Loan........................... 24
            2.7.2.  Continuation of Type of Loan................................... 24
            2.7.3.  LIBOR Rate Loans............................................... 25
      2.8.  Funds for Loan......................................................... 25
            2.8.1.  Funding Procedures............................................. 25
            2.8.2.  Advances by Administrative Agent............................... 25
      2.9.  Settlements............................................................ 26
            2.9.1.  General........................................................ 26
            2.9.2.  Failure to Make Funds Available................................ 27
            2.9.3.  No Effect on Other Lenders..................................... 28

3.  REPAYMENT OF THE LOANS......................................................... 28
      3.1.  Maturity............................................................... 28
      3.2.  Mandatory Repayments of Loans.......................................... 28
      3.3.  Optional Repayments of Loans........................................... 28

4.  LETTERS OF CREDIT.............................................................. 29
      4.1.  Letter of Credit Commitments........................................... 29
            4.1.1.  Commitment to Issue Letters of Credit.......................... 29
            4.1.2.  Letter of Credit Applications.................................. 29
            4.1.3.  Terms of Letters of Credit..................................... 30
            4.1.4.  Reimbursement Obligations of Lenders........................... 30
            4.1.5.  Participations of Lenders...................................... 30
      4.2.  Reimbursement Obligation of the Borrower............................... 30
      4.3.  Letter of Credit Payments.............................................. 31
      4.4.  Obligations Absolute................................................... 32
      4.5.  Reliance by Issuer..................................................... 33

      4.6.  Letter of Credit Fee.................................................  33

5.  CERTAIN GENERAL PROVISIONS...................................................  34
      5.1.  Arrangement Fee......................................................  34
      5.2.  Administrative Agent's Fee...........................................  34
      5.3.  Funds for Payments...................................................  34
            5.3.1.  Payments to Administrative Agent.............................  34
            5.3.2.  No Offset, etc...............................................  34
            5.3.3.  Non-U.S. Lenders.............................................  35
      5.4.  Computations. .......................................................  36
      5.5.  Inability to Determine LIBOR Rate....................................  36
      5.6.  Illegality...........................................................  37
      5.7.  Additional Costs, etc................................................  37
      5.8.  Capital Adequacy.....................................................  39
      5.9.  Certificate..........................................................  39
      5.10. Indemnity for LIBOR Rate Loans.......................................  40
      5.11. Interest After Default...............................................  40
            5.11.1. Overdue Amounts..............................................  40
            5.11.2. Amounts Not Overdue..........................................  41
      5.12. Replacement of Lenders...............................................  41

6.  GUARANTORS. .................................................................  42
      6.1.  Guaranty by Subsidiaries.............................................  42

7.  REPRESENTATIONS AND WARRANTIES...............................................  42
      7.1.  Corporate Authority..................................................  42
            7.1.1.  Incorporation; Good Standing.................................  42
            7.1.2.  Authorization................................................  43
            7.1.3.  Enforceability...............................................  43
      7.2.  Governmental Approvals...............................................  43
      7.3.  Title to Properties..................................................  43
      7.4.  Financial Statements.................................................  44
            7.4.1.  Fiscal Year..................................................  44
            7.4.2.  Financial Statements.........................................  44
      7.5.  No Material Adverse Changes, etc.....................................  44
      7.6.  Franchises, Patents, Copyrights, etc.................................  44
      7.7.  Litigation...........................................................  44
      7.8.  Compliance with Other Instruments, Laws, etc.........................  44
      7.9.  Tax Status...........................................................  45
      7.10. No Event of Default..................................................  45
      7.11. Holding Company and Investment Company Acts..........................  45
      7.12. Certain Transactions.................................................  45
      7.13. Employee Benefit Plans...............................................  46
            7.13.1. Relationship of Benefits to Pension Plan Assets..............  46
            7.13.2. Prohibited Transactions......................................  46

          7.13.3. Guaranteed Pension Plans........................................ 46
          7.13.4  Multiemployer Plans............................................. 46
    7.14. Use of Proceeds......................................................... 47
          7.14.1. General......................................................... 47
          7.14.2. Regulations U and X............................................. 47
    7.15. Environmental Compliance................................................ 47
    7.16. Subsidiaries, etc....................................................... 49
    7.17. Disclosure.............................................................. 49

8.  AFFIRMATIVE COVENANTS......................................................... 49
    8.1.  Punctual Payment........................................................ 49
    8.2.  Maintenance of Office................................................... 50
    8.3.  Records and Accounts.................................................... 50
    8.4.  Financial Statements, Certificates and Information...................... 50
    8.5.  Notices................................................................. 51
          8.5.1.  Defaults........................................................ 51
          8.5.2.  Notice of Litigation and Judgments.............................. 52
    8.6.  Legal Existence; Maintenance of Properties.............................. 52
    8.7.  Insurance............................................................... 53
    8.8.  Taxes................................................................... 53
    8.9.  Inspection of Properties and Books, etc................................. 53
          8.9.1.  General......................................................... 53
          8.9.2.  Communications with Accountants................................. 54
    8.10. Compliance with Laws, Contracts, Licenses, and Permits.................. 54
    8.11. Employee Benefit Plans.................................................. 54
    8.12. Use of Proceeds......................................................... 55
    8.13. Further Assurances...................................................... 55

9.  CERTAIN NEGATIVE COVENANTS.................................................... 55
    9.1.  Restrictions on Indebtedness............................................ 55
    9.2.  Restrictions on Liens................................................... 57
          9.2.1.  Permitted Liens................................................. 57
          9.2.2.  Restrictions on Negative Pledges and Upstream Limitations....... 58
    9.3.  Restrictions on Investments............................................. 59
    9.4.  Restricted Payments..................................................... 61
    9.5.  Merger, Consolidation and Disposition of Assets......................... 61
          9.5.1.  Mergers and Acquisitions........................................ 61
          9.5.2.  Disposition of Assets........................................... 62
    9.6.  Sale and Leaseback...................................................... 63
    9.7.  Compliance with Environmental Laws...................................... 63
    9.8.  Employee Benefit Plans.................................................. 63
    9.9.  Business Activities..................................................... 64
    9.10. Fiscal Year............................................................. 64
    9.11. Transactions with Affiliates............................................ 64

10.  FINANCIAL COVENANTS..................................................... 65
        10.1.   Interest Coverage............................................ 65
        10.2.   Leverage Ratio............................................... 65
        10.3.   Consolidated Net Worth....................................... 65
        10.4.   Capital Expenditures......................................... 65

11.  CLOSING CONDITIONS...................................................... 66
        11.1.   Loan Documents etc........................................... 66
        11.2.   Certified Copies of Governing Documents...................... 66
        11.3.   Corporate or Other Action.................................... 66
        11.4.   Incumbency Certificate....................................... 66
        11.5.   Solvency Certificate......................................... 66
        11.6.   Opinion of Counsel........................................... 66
        11.7.   Payment of Fees.............................................. 67
        11.8.   Payoff Letter................................................ 67

12.  CONDITIONS TO ALL BORROWINGS............................................ 67
        12.1.   Representations True; No Default or Event of Default......... 67
        12.2.   No Legal Impediment.......................................... 67
        12.3.   Proceedings and Documents.................................... 67
        12.4.   No Material Adverse Change................................... 68

13.  EVENTS OF DEFAULT; ACCELERATION; ETC.................................... 68
       13.1.   Events of Default and Acceleration............................ 68
       13.2.   Termination of Commitments.................................... 71
       13.3.   Remedies...................................................... 72

14.  THE ADMINISTRATIVE AGENT................................................ 73
       14.1.   Authorization................................................. 73
       14.2.   Employees and Administrative Agents........................... 73
       14.3.   No Liability.................................................. 74
       14.4.   No Representations............................................ 74
               14.4.1.   General............................................. 74
               14.4.2.   Closing Documentation, etc.......................... 75
       14.5.   Payments. .................................................... 75
               14.5.1.   Payments to Administrative Agent.................... 75
               14.5.2.   Distribution by Administrative Agent................ 75
               14.5.3.   Delinquent Lenders.................................. 76
       14.6.   Holders of Notes.............................................. 76
       14.7.   Indemnity..................................................... 76
       14.8.   Administrative Agent as Lender................................ 77
       14.9.   Resignation................................................... 77
       14.10.  Notification of Defaults and Events of Default................ 77

15.  ASSIGNMENT AND PARTICIPATION............................................ 78
       15.1.   Conditions to Assignment by Lenders........................... 78
               15.1.1.   General Conditions.................................. 78

       15.2.   Certain Representations and Warranties; Limitations;
       Covenants ............................................................ 79
       15.3.   Register ..................................................... 80
       15.4.   New Notes .................................................... 80
       15.5.   Participations ............................................... 81
       15.6.   Assignee or Participant Affiliated with the Borrower ......... 81
       15.7.   Miscellaneous Assignment Provisions .......................... 82
       15.8.   Assignment by Borrower ....................................... 82
       15.9.   Accession .................................................... 82

16.  PROVISIONS OF GENERAL APPLICATIONS ..................................... 83
       16.1.   Setoff ....................................................... 83
       16.2.   Expenses ..................................................... 84
       16.3.   Indemnification .............................................. 85
       16.4.   Treatment of Certain Confidential Information ................ 86
               16.4.1.   Confidentiality .................................... 86
               16.4.2.   Prior Notification ................................. 87
               16.4.3.   Other .............................................. 87
       16.5.   Survival of Covenants, Etc ................................... 87
       16.6.   Notices ...................................................... 88
       16.7.   GOVERNING LAW; SUBMISSION TO JURISDICTION .................... 89
       16.8.   Headings ..................................................... 89
       16.9.   Counterparts ................................................. 90
       16.10.  Entire Agreement, Etc ........................................ 90
       16.11.  WAIVER OF JURY TRIAL ......................................... 90
       16.12.  Consents, Amendments, Waivers, Etc ........................... 90
       16.13.  Severability ................................................. 92

                                    Exhibits

Exhibit A          Form of Note
Exhibit B          Form of Loan Request
Exhibit C          Form of Compliance Certificate
Exhibit D          Assignment and Acceptance
Exhibit E          Guaranty
Exhibit F          Instrument of Accession

                                   Schedules

Schedule 1         Lenders and Commitments
Schedule 7.5           Restricted Payments
Schedule 7.7           Litigation
Schedule 7.15      Environmental Compliance
Schedule 7.16      Subsidiaries Etc.
Schedule 9.1           Existing Senior Debt
Schedule 9.2           Existing Liens
Schedule 9.3           Existing Investments

                                REVOLVING CREDIT
                                    AGREEMENT

     This REVOLVING CREDIT AGREEMENT is made as of June 14, 2002, by and among Barnes Group Inc. (the "Borrower"), a Delaware corporation having its principal place of business at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, and Fleet National Bank, a national banking association, and the other lending institutions listed on Schedule 1 (the "Lenders") and Fleet National Bank as administrative agent for itself and such other lending institutions (the "Administrative Agent") with Fleet Securities, Inc., as Arranger (the "Arranger") and HSBC Bank USA, KeyBank National Association, Mellon Bank, N.A., and Webster Bank as Co-Documentation Agents (the "Documentation Agents").

                   1. DEFINITIONS AND RULES OF INTERPRETATION.

     1.1. Definitions. The following terms shall have the meanings set forth in this (S)1 or elsewhere in the provisions of this Credit Agreement referred to below:

     Accountants. PricewaterhouseCoopers LLP or any other nationally recognized independent auditors selected by the Borrower and reasonably satisfactory to the Administrative Agent.

     Acquired Business. A company or business acquired by the Borrower or any of its Subsidiaries (through asset purchase or otherwise) in compliance with
(S)9.5; provided that the company or business acquired will not be considered an Acquired Business until the Borrower has delivered to the Administrative Agent historical financial statements of such company or business prepared in accordance with GAAP, an officer's certificate pursuant to (S)9.5.1(a) and such other financial information reasonably requested by the Administrative Agent.

     Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to
(S)8.4(c).

     Administrative Agent's Office. The Administrative Agent's office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time.

     Administrative Agent. Fleet National Bank, acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with (S)14.9.

     Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

     Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the four (4) consecutive fiscal quarters then ending of the Borrower and its Subsidiaries ending on the last day of the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

------------------------------------------------------------------------------------------------
                                           Base        LIBOR
                        Leverage           Rate      Rate Loans     Letter of    Commitment Fee
     Level                Ratio           Loans                       Credit
------------------------------------------------------------------------------------------------
       I         Less than to 2.25:1      0.125%       1.125%         1.125%          0.250%

------------------------------------------------------------------------------------------------
      II         Less than 2.50:1 but
                 greater than or          0.250%       1.250%         1.250%          0.300%
                 equal to 2.25:1
------------------------------------------------------------------------------------------------
      III        Less than 2.75:1 but
                 greater than or          0.375%       1.375%         1.375%          0.350%
                 equal to 2.50:1
------------------------------------------------------------------------------------------------
      IV         Less than 3.00:1 but     0.500%       1.500%         1.500%          0.375%
                 greater than or
                 equal to 2.75:1
------------------------------------------------------------------------------------------------
       V         Greater than or          0.625%       1.625%         1.625%          0.450%
                 equal to 3.00:1
------------------------------------------------------------------------------------------------

     Notwithstanding the foregoing, the Applicable Margin for the period from the date of Closing until the date of receipt of the Compliance Certificate for the period ending June 30, 2002 shall be Level IV above. If the Borrower fails to deliver any Compliance Certificate pursuant to (S)8.4(c) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

     Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

     Arrangement Fee. See (S)5.1.

     Arranger. Fleet Securities, Inc.

     Assignment and Acceptance. See (S)15.1.

     Attributable Debt. In respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     Balance Sheet Date. March 31, 2002.

     Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its "prime rate", such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any changes in Fleet's "prime rate" shall take place immediately without notice or demand of any kind.

     Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

     Borrower. As defined in the preamble hereto.

     Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

     Capital Expenditures. For any fiscal period, the aggregate of all expenditures that, in conformity with GAAP (but excluding capitalized interest), are or are required to be included as additions during such period to property, plant or equipment reflected on the consolidated balance sheet of the Borrower and its Subsidiaries.

     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     Change of Control. If (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the Borrower's outstanding Voting Stock; provided, however, that members of the Barnes family, Fleet Financial Group and any of its Affiliates (to the extent that it owns stock in which a member of the Barnes family has an interest), the Barnes Group Inc. Retirement Savings Plan and Riggs Bank N.A., in its capacity as trustee under such plan, and employees of the Borrower (except employees of the Borrower who became beneficial owners of more than 10% of the Borrower's Voting Stock prior to becoming employees of the Borrower) shall not be counted as a Person for purposes hereof; or (b) a "change of control" occurs under the other Existing Senior Debt, or any future Indebtedness.

     Closing Date. The first date on which the conditions set forth in (S)11 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.

     Code. The Internal Revenue Code of 1986, as amended.

     Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

     Commitment Fee. See (S)2.2.

     Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.

     Compliance Certificate. See (S)8.4(c).

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

     Consolidated Cash Interest Expense. As of the last day of any fiscal quarter, the amount of interest expense, paid or payable in cash, of the Borrower, its Subsidiaries, and Acquired Businesses (to the extent that such Acquired Business is included in the calculation of Consolidated EBITDA for such period), for the four fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP for such period. Except to the extent approved by the Administrative Agent, all Indebtedness assumed to have been incurred by the Acquired Businesses shall be deemed to have borne interest at a rate no less than the sum of (a) the arithmetic mean of (x) the LIBOR Rate for LIBOR Rate Loans having an Interest Period of one month in effect on the first day of the four (4) consecutive fiscal quarters then ending and (y) the LIBOR Rate for LIBOR Rate Loans having an Interest Period of one month in effect on the last day of the four (4) consecutive fiscal quarters then ending plus (b) the Applicable Margin for Loans then in effect (after giving effect to such acquisition on a pro forma basis).

     Consolidated EBITDA. For any period, Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (a) extraordinary gains and losses in accordance with GAAP, (b) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, (c) gains or losses on discontinued operations, and (d) one-time restructuring charges, not to exceed $4,800,000 taken in the quarter ended December 31, 2001) for the four fiscal quarters ended on such date, plus (i) Consolidated Cash Interest Expense of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses for such period, plus (ii) to the extent deducted in computing such Consolidated Net Income of the Borrower, its Subsidiaries and, without duplication, the Acquired Businesses, the sum of income taxes, depreciation and amortization for such period. The financial results of any Acquired Businesses acquired at any time during the period tested shall be included as if such Acquired Business had been acquired as of the first day of the period tested.

     Consolidated Net Income. The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP (excluding any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill identified in accordance with Financial Accounting Standards Board Statement No. 142).

     Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding incremental adjustments from translating foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52).

     Consolidated Tangible Assets. Consolidated Total Assets at any time less,
(a) patents, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles, (b) unamortized debt discount and expense; and (c) all other property which would be classified as intangible under GAAP.

     Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     Consolidated Total Debt. With respect to the Borrower and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, outstanding on such date for borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or any Capitalized Leases, plus
(b) Indebtedness of the type referred to in clause (a) of another Person (not including Borrower or its Subsidiaries) guaranteed by the Borrower or any of its Subsidiaries.

     Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

     Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower's election to convert or continue a Loan in accordance with (S)2.7.

     Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

     Default. See (S).13.1.

     Delinquent Lender. See (S)14.5.3.

     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

     Dollars or $. Dollars in lawful currency of the United States of America.

     Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with (S)2.7.

     Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) a Lender Affiliate, and
(f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent, such approval not to be unreasonably withheld.

     Employee Benefit Plan. Any employee benefit plan within the meaning of
(S)3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

     Environmental Laws. Any and all Federal, provincial, state, local and foreign statutes, law, regulations, ordinances, rules, judgements, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety or the environment, including but not limited to, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under (S)414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of (S)4043 of ERISA and the regulations promulgated thereunder.

     Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     Event of Default. See (S)13.1.

     Existing Senior Debt. Indebtedness of the Borrower and its Subsidiaries in existence as of the Closing Date and listed on Schedule 9.1 hereof.

     Fee Letter. The fee letter dated as of March 25, 2002 among the Borrower, the Administrative Agent and the Arranger.

     Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Administrative Agent's Fee, and the Arrangement Fee.

     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by
(S)4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. (S)1843).

     Fleet. Fleet National Bank, a national banking association, in its individual capacity.

     GAAP or generally accepted accounting principles. (a) When used in (S)10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on the Closing Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower applying the same principles.

     Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

     Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of (S)3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guarantor. Each Subsidiary of the Borrower or Acquired Business that enters into a Guaranty in favor of the Lenders and the Administrative Agent.

     Guaranty. The guaranty dated as of the date required by (S)6.1 from each Person required to become a Guarantor pursuant to (S)6.1 in favor of the Administrative Agent and the Lenders, in each case of the payment and performance of the Obligations in the form of Exhibit E attached hereto.

     Hazardous Substances. See (S)7.15(b).

     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

          (a) all indebtedness arising from borrowed money and similar monetary obligations, whether direct or indirect;

          (b) all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned by such Person or any of its Subsidiaries or acquired by such Person or any of its Subsidiaries subject thereto, whether or not the Indebtedness secured thereby shall have been assumed;

          (c) all indebtedness for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

          (d) all Attributable Debt of such Person with respect to sale and leaseback transactions of such Person;

          (e) all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including (i) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to insure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (ii) any obligation of any partnership in which such Person or any of its Subsidiaries is a general partner and (iii) any obligation to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation;

          (f) the obligations to reimburse the issuer in respect of any letters of credit;

          (g) every obligation of such Person under any Capitalized Lease;

          (h) every obligation of such Person under any Synthetic Lease;

          (i) all sales by such Person, other than the sale or discounting of receivables in the ordinary course of business in connection with the collection thereof, of (i) accounts for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables") and;

          (j) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the settlement value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "Derivative Contract");

     The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (i) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. (S)24, Seventh), as amended.

     Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

     Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any LIBOR Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (C) if the Borrower shall fail to give notice as provided in (S)2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

          (D) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (E) any Interest Period that would otherwise extend beyond the Loan Maturity Date shall end on the Loan Maturity Date.

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     Lenders. Fleet and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to (S)15.

     Letter of Credit. See (S)4.1.1.

         Letter of Credit Application. See (S)4.1.1.

         Letter of Credit Fee. See (S)4.6.

         Letter of Credit Participation. See (S)4.1.5.

         Leverage Ratio. See (S)10.2.

         LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

         LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

         LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

     LIBOR Rate Loans. Loans bearing interest calculated by reference to the LIBOR Rate.

     Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

     Loan Documents. This Credit Agreement, the Notes, the Guaranties, the Letter of Credit Applications, and the Letters of Credit.

     Loan Request. See (S)2.6.

     Loan(s). The Revolving Credit Loan(s) made by the Lenders to the Borrower pursuant to (S)2, including the Loans advanced by the Administrative Agent under(S)2.6.2.

     Loan Maturity Date. June 14, 2005.

     Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

     (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Borrower, individually or the Borrower and its Subsidiaries, taken as a whole;

     (b) an adverse effect on the ability of the Borrower or any other obligor, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

     (c) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, or any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document.

     Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of

Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     Notes. The Revolving Credit Notes.

     Nova Scotia Notes. The 7.66% Senior Notes due November 12, 2007 and the 7.80% Senior Notes due November 12, 2010 issued by 3031786 Nova Scotia Company, and any extensions or renewals thereof, provided that the principal amount of Indebtedness evidenced thereby is not increased.

     Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

     Operating Account. See (S)2.6.2.

     PBGC. The Pension Benefit Guaranty Corporation created by (S)4002 of ERISA and any successor entity or entities having similar responsibilities.

     Permitted Liens. Liens permitted by (S)9.2.

     Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

     Register. See (S)15.3.

     Reimbursement Obligation. The Borrower's obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in (S)4.2.

     Required Lenders. As of any date, the Lenders holding sixty-one percent (61%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute sixty-one percent (61%) of the Total Commitment.

     Restricted Payment. In relation to the Borrower and its Subsidiaries, any
(a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to the Borrower's or any Subsidiary's shareholders (or other equity holders), in each case, other than to the Borrower, or to any Affiliate of the Borrower or any Subsidiary of any Affiliate of the Borrower's or such Subsidiary's shareholders (or other equity holders), or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary.

     Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to (S)2.

     Note Record. A Record with respect to a Note.

     Revolving Credit Notes. See (S)2.4.

     Settlement. The making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender's actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to such Lender's Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

     Settlement Amount. See (S)2.9.1.

     Settlement Date. (a) The Drawdown Date relating to any Loan Request, (b) Friday of each week, or if a Friday is not a Business Day, the Business Day immediately following such Friday, (c) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrower's account become aware of the existence of an Event of Default, (d) any

Business Day on which the amount of Loans outstanding from Fleet plus Fleet's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than Fleet's Commitment Percentage of the Total Commitment, (e) any day on which any conversion of a Base Rate Loan to a LIBOR Rate Loan occurs, or (f) any Business Day on which (i) the amount of outstanding Loans decreases and (ii) the amount of the Administrative Agent's Loans outstanding equals zero Dollars ($0).

     Settling Lender. See (S)2.9.1.

     Significant Subsidiary. Each Subsidiary of the Borrower which in the most recent fiscal year of the Borrower accounted for more than 10% of the Consolidated Total Assets for each of the most recent three fiscal years of the Borrower; provided, however, that with respect to Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than 10% of the Consolidated Total Assets in such fiscal year, it shall be deemed to be a Significant Subsidiary for such fiscal year.

     Subordinated Debt. Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Administrative Agent after consultation with the Required Lenders.

     Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

     Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time, which amount, as of the Closing Date shall not exceed $150,000,000, which amount may be increased or decreased from time to time in accordance with this Credit Agreement.

     Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative

Agent and the Lenders on the date specified in, and in accordance with, (S)4.2.

     Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

     1.2. Rules of Interpretation.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

          (h) Reference to a particular "(S)" refers to that section of this Credit Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                  (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

                  (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

                  (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.

                        2. THE REVOLVING CREDIT FACILITY.

         2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Loan Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with (S)2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment minus such Lender's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment at such time. The Loans shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in (S)11 and (S)12, in the case of the initial Loans to be made on the Closing Date, and (S)12, in the case of all other Loans, have been satisfied on the date of such request.

         2.2. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") calculated at the rate per annum equal to the Applicable Margin with respect to the Commitment Fee as in effect from time to time on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Loans (excluding any Loans advanced by the Administrative Agent under (S)2.6.2) during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Loan Maturity Date or any earlier date on which the Commitments shall terminate.

         2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or a whole multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this (S)2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

               2.3.1. Increase of Total Commitment. Unless a Default or Event of Default has occurred and is continuing, the Borrower may request, with prior written notice to the Administrative Agent, and subject to the approval of the Administrative Agent if with respect to a new lender, that the Total Commitment be increased, provided that the Total Commitment shall not, except with the consent of the Required Lenders, in any event exceed $200,000,000 hereunder, and provided, further, that
         (i) any Lender which is a party to this Revolving Credit Agreement prior to such increase shall have the first option to increase its Commitment hereunder, but no Lender shall have any obligation to do so,
         (ii) in the event that it becomes necessary to include a new Lender to provide additional funding under this (S)2.3.1, such new Lender must be reasonably acceptable to the Administrative Agent and the Borrower, and
         (iii) the Lenders' Commitment Percentages shall be correspondingly adjusted, as necessary, to reflect any increase in the Total Commitment and Schedule 1 shall be amended to reflect such adjustments.

         2.4. The Revolving Credit Notes. The Loans (other than those Loans advanced by the Agent under (S)2.6.2) shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Note"), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with (S)15 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender's Note, an appropriate notation on such Lender's Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender's Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

         2.5.  Interest on Loans.  Except as otherwise provided in (S)5.11,

               (a) Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

               (b) Each Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

The Borrower promises to pay interest on the Loans on each Interest Payment Date with respect thereto.

         2.6.  Requests for Loans.

               2.6.1. General. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a "Loan Request") no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

               2.6.2. Swing Line. Notwithstanding the notice and minimum amount requirements set forth in (S)2.6.1 but otherwise in accordance with the terms and conditions of this Credit Agreement, the Administrative Agent may, in its sole discretion and without conferring with the Lenders, make Loans to the Borrower on a same day basis in an aggregate amount not exceeding $15,000,000 (a) by entry of credits to the Borrower's operating account (the "Operating Account") with the Administrative Agent or such other account which the Borrower has designated as such to the Administrative Agent by not less than three
         (3) Business Days notice, to cover checks or other charges which the Borrower has drawn or made against such account or (b) in an amount as otherwise requested by the Borrower. The Borrower hereby requests and authorizes the Administrative Agent to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested. The Borrower acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in (S)2.1 and the requirements that the applicable provisions of (S)11 (in the case of Loans made on the Closing Date) and (S)12 be satisfied. All actions taken by the Administrative Agent pursuant to the provisions of this (S)2.6.2 shall be conclusive and binding on the Borrower and the Lenders absent the Administrative Agent's gross negligence or willful misconduct. Loans made pursuant to this (S)2.6.2 shall be Base Rate Loans until converted in accordance with the provisions of the Credit Agreement and, prior to a Settlement, such interest shall be for the account of the Administrative Agent.

         2.7.  Conversion Options.

               2.7.1. Conversion to Different Type of Loan. The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

               2.7.2. Continuation of Type of Loan. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in (S)2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this (S)2.7 is scheduled to occur.

               2.7.3. LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

         2.8.  Funds for Loan.

               2.8.1. Funding Procedures. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent's Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by (S)(S)11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender's Commitment Percentage of any requested Loans.

               2.8.2. Advances by Administrative Agent. The Administrative
         Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender's Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

         2.9.  Settlements.

               2.9.1. General. On each Settlement Date, the Administrative
         Agent shall, not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (a) to the Lenders and the Borrower of the respective outstanding amount of Loans made by the Administrative Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any LIBOR Rate Loans to be made (following the giving of notice pursuant to (S)2.6.1(b)) on such date pursuant to a Loan Request and (b) to the Lenders of the amount (a "Settlement Amount") that each Lender (a "Settling Lender") shall pay to effect a Settlement of any Loan. A statement of the Administrative Agent submitted to the Lenders and the Borrower or to the Lenders with respect to any amounts owing under this
         (S)2.9 shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this (S)2.9 shall for all purposes be treated as a Loan made by such Settling Lender to the Borrower and all funds received by any Lender pursuant to this (S)2.9 shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender's share of the outstanding Loans being equal, as nearly as may be, to such Lender's Commitment Percentage of the outstanding amount of the Loans.

               2.9.2. Failure to Make Funds Available. The Administrative
         Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender's Settlement Amount, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Settling Lender with respect to any amounts owing under this
         (S)2.9.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender's Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date.

               2.9.3. No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender's Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender's Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

                           3. REPAYMENT OF THE LOANS.

         3.1. Maturity. The Borrower promises to pay on the Loan Maturity Date, and there shall become absolutely due and payable on the Loan Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         3.2. Mandatory Repayments of Loans. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by (S)4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

         3.3. Optional Repayments of Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that, subject to compliance with (S)5.10, any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this (S)3.3 may be made on a day other than the last day of the Interest Period relating thereto. The Borrower shall give the Administrative Agent, no later than 10:00 a.m., Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this (S)3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this (S)3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                              4. LETTERS OF CREDIT.

         4.1.  Letter of Credit Commitments.

               4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Administrative Agent's customary form (a "Letter of Credit Application"), the Administrative Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in (S)4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $50,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the Total Commitment at such time.

               4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

               4.1.3. Terms of Letters of Credit. Each Letter of Credit issued issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the "Uniform Customs") or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

               4.1.4. Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to (S)4.2 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender).

               4.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower's Reimbursement Obligation under
         (S)4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to (S)4.2.

         4.2. Reimbursement Obligation of the Borrower. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

               (a)   except as otherwise expressly provided in (S)4.2(b) and
         (c), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit,

               (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

               (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with (S)13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this (S)4.2 at any time from the date such amounts become due and payable (whether as stated in this (S)4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in (S)5.11 for overdue principal on the Loans.

         4.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Administrative Agent as provided in (S)4.2 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent's Office, in immediately available funds, such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         4.4. Obligations Absolute. The Borrower's obligations under this (S)4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligations under (S)4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrower.

         4.5. Reliance by Issuer. To the extent not inconsistent with (S)4.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

         4.6. Letter of Credit Fee. The Borrower shall pay a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Margin on the Maximum Drawing Amount of the Letters of Credit to the Administrative Agent for the account of the Lenders, to be shared pro rata by the Lenders in accordance with their respective Commitment Percentages. The Letter of Credit Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the quarter just ended, with the first such payment commencing June 30, 2002, and on the Maturity Date. In addition, an issuing fee (the "Issuance Fee") equal to one eighth percent (1/8%) of the Maximum Drawing Amount with respect to each Letter of Credit shall be payable by the Borrower to the Administrative Agent for its account and the Borrower shall pay to the Administrative Agent any amendment, negotiation or document examination and other administrative fees charged by the Administrative Agent in connection with Letter of Credit as in effect from time to time.

                         5. CERTAIN GENERAL PROVISIONS.

         5.1. Arrangement Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Arranger, on the Closing Date an arrangement fee (the "Arrangement Fee") as set forth in the Fee Letter.

         5.2. Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent, an Administrative Agent's fee (the "Administrative Agent's Fee") as set forth in the Fee Letter.

         5.3.  Funds for Payments.

                5.3.1. Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent's Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

                5.3.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

               5.3.3. Non-U.S. Lenders. Each Lender and the Administrative
         Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a "Non-U.S. Lender") hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender's or the Administrative Agent's account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a "bank" for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower's or the Administrative Agent's reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). The Borrower shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to (S)6.3.2 above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this (S)5.3.3; provided, however, that the foregoing shall not relieve the Borrower of its obligation to pay additional amounts pursuant to
         (S).5.3.2 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-US Lender that was previously entitled to receive all payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding.

         5.4. Computations. Except as otherwise expressly provided herein, all computations of interest, and, the Commitment Fee, the Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed, except that computations based on the Base Rate (except to the extent derived from the Federal Funds Rate) shall be based on a 365 or 366, as applicable, day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that for any Interest Period for any LIBOR Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Maturity Date, it shall be deemed to end on the next preceding Business Day.

         5.5. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the

Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not, in the Administrative Agent's reasonable opinion, adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.

         5.6. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this (S)5.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

         5.7. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

               (a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

               (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

               (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

               (d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender's Commitment forms a part, and the result of any of the foregoing is

                     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitment or any Letter of Credit, or

                     (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender's Commitment, any Letter of Credit or any of the Loans, or

                     (iii) to require such Lender or the Administrative Agent
               to make any payment or to forego any interest or

         Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

         5.8. Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender's or the Administrative Agent's commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Administrative Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact in writing. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with (S)5.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

         5.9. Certificate. A certificate setting forth any additional amounts payable pursuant to (S)(S)5.7 or 5.8 showing the calculation in reasonable detail, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing. The Lender or the Administrative Agent shall notify the Borrower within 180 days after it becomes aware of the imposition of such additional amount or amounts; provided that if such Lender or the Administrative Agent fails to so notify the Borrower within such 180 day period, such Lender or the Administrative Agent shall not be entitled to claim any additional amount or amounts pursuant to this subsection for any period ending on a date which is prior to 180 days before such notification.

         5.10. Indemnity for LIBOR Rate Loans. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with (S)2.6 or (S)2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto (but excluding loss of margin), including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans. If any Lender becomes entitled to claim any payment pursuant to this
(S)5.10, it shall notify the Borrower within 60 days of the event by reason of which it has become so entitled and shall provide Borrower with a certificate as to any additional amounts payable pursuant to this section, showing the calculation thereof in reasonable detail. Borrower shall promptly pay all such amounts upon receipt of Lender's certificate.

         5.11. Interest After Default.

               5.11.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).

               5.11.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to (S)16.12, bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate).

         5.12. Replacement of Lenders. If any Lender (an "Affected Lender") (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to (S)(S)5.7 or 5.8, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in (S)5.6 or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, the Borrower may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing (S)5.6 to be applicable), or default, as the case may be, by notice (a "Replacement Notice") in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrower in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrower (the "Replacement Lender"); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Loans and Commitment, then such Affected Lender shall assign, in accordance with (S)15, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected

Lender all amounts properly demanded and unreimbursed under (S)(S)5.7 and 5.8. Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a "Lender" for all purposes under this Credit Agreement and the other Loan Documents.

                                 6. GUARANTORS.

         6.1. Guaranty by Subsidiaries. To the extent any of the Borrower's Subsidiaries agrees to provide a guaranty to any of the lenders under the Existing Senior Debt or other Indebtedness permitted hereunder, the Borrower, if requested by the Administrative Agent with 60 days prior written notice, but in no event later than the grant of such other guaranty, will cause each Subsidiary (excluding any foreign Subsidiaries) that has agreed to guaranty such other Indebtedness to become a Guarantor and shall cause such Subsidiary (excluding any foreign Subsidiaries) to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (a) a Guaranty in the form of Exhibit E attached hereto, and (b) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranties.

                       7. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

         7.1.  Corporate Authority.

               7.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

               7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been or will be (prior to becoming a party thereto) duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

               7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party, upon execution and delivery hereof or thereof, will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         7.3. Title to Properties. Except where the failure to do so would not have a Material Adverse Effect and would not violate this Credit Agreement, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), free from Liens other than Permitted Liens.

         7.4.  Financial Statements.

               7.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

               7.4.2. Financial Statements. There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the Accountants. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts required to be disclosed under GAAP, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

         7.5. No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no change in the business, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole which is likely to have a Material Adverse Effect. Other than as set forth on Schedule 7.5 hereto, since the Balance Sheet Date the Borrower has not made any Restricted Payment that would violate this Credit Agreement.

         7.6. Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, if adversely determined, so far as Borrower can now reasonably foresee, might, individually or in the aggregate, have a Material Adverse Effect.

         7.8. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any decree, order, judgment, law, statute, license, rule or regulation, in any of the foregoing cases in a manner that could be reasonably foreseen to have a Material Adverse Effect.

         7.9. Tax Status. The Borrower and its Subsidiaries (a) have made or filed all federal, state and material foreign income and other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and
(c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to Borrower's knowledge, no basis exists for any such claim.

         7.10. No Event of Default. No Default or Event of Default has occurred and is continuing.

         7.11. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         7.12. Certain Transactions. Except for transactions permitted under
(S)9.11 and arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries or Affiliates is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         7.13. Employee Benefit Plans.

               7.13.1. Relationship of Benefits to Pension Plan Assets. The aggregate present value of all benefit liabilities within the meaning of (S)4001 of ERISA under each Guaranteed Pension Plan did not, as of the last annual valuation date for such Plan, exceed the fair market value of the assets of such Plan allocable to such benefits by more than $500,000, all as determined in accordance with Statement of Financial Accounting Standards No. 87.

               7.13.2. Prohibited Transactions. Neither Borrower nor any ERISA Affiliate nor any Employee Benefit Plan nor any trust created thereunder, nor, to the Borrower's knowledge, any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, or described in
         Section 406 of ERISA, which could subject the Borrower, or any ERISA Affiliate, any of the Employee Benefit Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Benefit Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(i) of ERISA.

               7.13.3. Guaranteed Pension Plans. Each contribution to a Guaranteed Pension Plan required to be made to avoid the incurrence of an accumulated funding deficiency and the notice or lien provisions of
         (S)302(f) of ERISA, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to (S)307 of ERISA or (S)401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.

               7.13.4 Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under (S)4201 of ERISA or as a result of a sale of assets described in

         (S)4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of (S)4241 or (S)4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under
         (S)4041A of ERISA.

         7.14. Use of Proceeds.

               7.14.1. General. The proceeds of the Loans shall be used to refinance the existing senior credit facilities, and for working capital and general corporate purposes including the acquisitions permitted under (S)9.5.

               7.14.2. Regulations U and X. No portion of any Loan will be used, and no portion of any Letter of Credit will be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         7.15. Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

               (a) none of the Borrower, its Subsidiaries or to Borrower's or its Subsidiaries' knowledge, any operator of the Real Estate or any operations thereon is in violation, or, to the knowledge of the Borrower or its Subsidiaries, alleged violation, of any Environmental Laws which violation could reasonably be foreseen to have a Material Adverse Effect;

               (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B;
         (ii) that any hazardous waste, as defined by 42 U.S.C. (S)6903(5), any hazardous substances as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S)9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

               (c) except as set forth on Schedule 7.15 attached hereto: (i) no portion of the Real Estate currently owned, leased or operated by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated has been used for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate currently owned, leased or operated by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or to the knowledge of Borrower or any of its Subsidiaries, by operators of its Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Property currently owned, leased or to knowledge of Borrower or any of its Subsidiaries, operated by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower or its Subsidiaries; (iv) to the knowledge of the Borrower or any of its Subsidiaries there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of the Borrower or any of its Subsidiaries, operating in compliance with such permits and applicable Environmental Laws; and

               (d) none of the Borrower and its Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

         7.16. Subsidiaries, etc. The Subsidiaries of the Borrower are listed on
Schedule 7.16. Except as set forth on Schedule 7.16 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower is listed on
Schedule 7.16 hereto.

         7.17. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

                            8. AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

         8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Administrative Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

     8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Bristol, Connecticut, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

     8.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage the Accountants and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

     8.4. Financial Statements, Certificates and Information. The Borrower will deliver to the Administrative Agent, with a copy for each Lender:

          (a) as soon as practicable, but in any event not later than ninety
     (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants), and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by the Accountants, together with a written statement from the Accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

          (b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto (a "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in (S)10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

          (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

          (e) upon request of the Administrative Agent, the Borrower's annual business plan; and

          (f) from time to time such other financial data and information (including accountants' management letters) as the Administrative Agent may reasonably request.

          The Administrative Agent will promptly deliver to each Lender copies of all information received by it pursuant to this (S)8.4.

     8.5. Notices.

          8.5.1. Defaults. Promptly upon becoming aware of any such event, the Borrower will notify the Administrative Agent, with a copy for each of the Lenders, in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent, with a copy for each of the Lenders, describing the notice or action and the nature of the claimed default.

          8.5.2. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, with a copy for each of the Lenders, in writing within fifteen (15) days of becoming aware of (i) any litigation or proceedings threatened in writing or any pending litigation and proceedings likely to have a Material Adverse Effect, or (ii) any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority affecting the Borrower or any of its Subsidiaries, or (iii) any event in which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that in the case of any matter referred to in clauses (i), (ii), or (iii) above, could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation, proceedings, violation or event. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, with a copy for each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

          The Administrative Agent will promptly deliver to each Lender copies of all notices and other information received pursuant to this (S)8.5.

     8.6. Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. It (i) will cause all of its properties and those of its Subsidiaries necessary for the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that such property will be able to serve the functions for which they are currently being used, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in similar or related businesses; provided that nothing in this (S)8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and will not in the aggregate have a Material Adverse Effect.

     8.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in Borrower's judgment.

     8.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves or otherwise made appropriate provisions therefor as required by GAAP with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

     8.9. Inspection of Properties and Books, etc.

          8.9.1. General. The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.

          8.9.2. Communications with Accountants. The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Accountants and authorizes the Accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to the Accountants instructing them to comply with the provisions of this (S)8.9.2.

     8.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and
(d) all applicable decrees, orders, and judgments except for matters which, individually or in the aggregate, would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

     8.11. Employee Benefit Plans. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under (S)103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed

Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under (S)(S)302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under (S)(S)4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

     8.12. Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in (S)7.14.1.

     8.13. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                         9. CERTAIN NEGATIVE COVENANTS.

     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

     9.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

          (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (c) Indebtedness in respect of any interest rate contracts and foreign currency contracts undertaken in the ordinary course of business;

          (d) Existing Senior Debt, and refundings, replacements or refinancings thereof; provided that no such refunding or refinancing shall shorten the maturity or weighted average life to maturity or increase the principal amount of any of the Existing Senior Debt;

          (e) Indebtedness of the Borrower's domestic Subsidiaries not to exceed $10,000,000, including such Indebtedness outstanding on the Closing Date;

          (f) Indebtedness of the Borrower's foreign Subsidiaries not to exceed $115,000,000, including such Indebtedness outstanding on the Closing Date;

          (g) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, financing lease or otherwise) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

          (h) Indebtedness of the Borrower or any Subsidiary in respect of Subordinated Debt;

          (i) Indebtedness of the Borrower owing to any of its Subsidiaries which is expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof;

          (j) Indebtedness of a Person outstanding at the time it is first acquired by the Borrower in an acquisition permitted pursuant to (S)9.5(g), provided that any such Indebtedness was not created at the time of or in contemplation or in anticipation of such acquisition;

          (k) Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with the issuance of any surety bonds, performance letters of credit or other similar performance bonds required pursuant to any contractual Obligation or requirement of law to which Borrower or any of its Subsidiaries are subject in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

          (l) additional Indebtedness of the Borrower not exceeding $35,000,000 less any Indebtedness incurred under paragraph (g), in aggregate principal amount at any one time outstanding; and

          (m) Indebtedness of Subsidiaries of the Borrower owing to any other Subsidiaries of the Borrower or to the Borrower which results from an Investment permitted under (S)9.3(g) or (i).

Notwithstanding the foregoing, the aggregate amount of (i) Indebtedness of the Borrower (under paragraphs (j) or (l)) secured by Liens plus (ii) Indebtedness of the Borrower's Subsidiaries (other than the Nova Scotia Notes) (under paragraphs (e), (f), (j) or (l)) shall not exceed 15% of Consolidated Tangible Assets of the Borrower, determined as of the end of the then most recently completed fiscal year of the Borrower.

     9.2. Restrictions on Liens.

          9.2.1. Permitted Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or
     (e) sell, assign, pledge or otherwise transfer any receivables with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

          (i) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens to secure claims for labor, material or supplies in respect of obligations not overdue;

          (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (iii) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (iv) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence less than 180 days from the date of creation thereof in respect of obligations not overdue;

          (v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

          (vi) Liens securing purchase money Indebtedness and Capitalized Leases permitted under (S)9.1(g);

          (vii)  Other Liens in existence on the Closing Date and listed in
     Schedule 9.2; and

          (viii) Liens securing acquired indebtedness under (S)9.1(j), provided that such Liens secured such Indebtedness prior to the related acquisitions and are not spread to cover any additional assets or Indebtedness, and are not in violation of the final sentence of (S)9.1;

The Borrower covenants and agrees that if any of its Subsidiaries shall create or assume any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Lenders), the Borrower will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured. The covenants of the Borrower contained herein shall only be in effect for so long as the Borrower shall be similarly obligated under any other Indebtedness. An Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by the Borrower to ratably secure the Obligations hereunder.

          9.2.2. Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its

     Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under (S)9.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business and (iii) any negative pledges granted in the Existing Senior Debt.

     9.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada;

          (b) certificates of deposit or other obligations issued by, or bankers' acceptances of, any bank or trust company organized under the laws of Brazil, Singapore, the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000;

          (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof with a maturity not in excess of 270 days from the date of acquisition thereof and that at the time of purchase have been rated and the ratings for which are not less than "P 2" if rated by Moody's, and not less than "A 2" if rated by S&P;

          (d) In the case of any foreign Subsidiary of the Borrower, but only with respect to countries in which such Subsidiary exists, such Investments of a comparable quality and term to the other Investments permitted by clauses (a),
(b) and (c) of this (S)9.3 as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances;

          (e) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (f) Investments existing on the date hereof in Subsidiaries; and other Investments existing on the date hereof and listed on Schedule 9.3 hereto;

          (g) Investments by the Borrower in Subsidiaries, subject to the final sentence of this (S)9.3;

          (h) Investments consisting of permitted acquisitions under (S)9.5, subject to the final sentence of this (S)9.3;

          (i) (A) Investments by Subsidiaries of the Borrower in the Borrower, provided that any Investment by Subsidiaries in the Borrower must be an equity Investment or expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof, subject to the final sentence of this (S)9.3; and (B) Investments by Subsidiaries of the Borrower in other Subsidiaries of the Borrower;

          (j) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding; and

          (k) Investments in joint ventures; provided that the operation to be invested in is in a similar or related business and provided further that after giving effect to such joint venture, the Borrower shall be in compliance, on a pro forma historical basis, with all financial covenants.

     The Investments permitted under clauses (g), (h) and (i)(A) of this (S)9.3 shall be limited as follows: the aggregate dollar amount of such Investments in the form of acquisitions (excluding consideration paid by the issuance of equity of the Borrower), capital contributions, loans or advances, or their equivalent, net of stock redemptions, capital distributions, proceeds from the sale of new equity of the Borrower (which shall be limited to up to 50% of the net proceeds of any such issuance), loan repayments or advances by such Subsidiaries to the Borrower, shall not at any time exceed 10% of Consolidated Total Assets.

     9.4. Restricted Payments. The Borrower will not, and will not permit any Subsidiary to make any Restricted Payments except that, so long as no Default or Event of Default then exists or would result from such payment, the Borrower may
(a) declare or pay any dividends, or (b) redeem, convert, retire or otherwise acquire shares of any class of its Capital Stock, provided that taking into account such Restricted Payment, Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall exceed the outstanding amount of Loans during such calendar quarter by $10,000,000. Notwithstanding the above, any Subsidiary may make Distributions to the Borrower and the Borrower agrees that neither the Borrower nor any Subsidiary will enter into any agreement restricting Distributions from such Subsidiary to the Borrower.

     9.5.    Merger, Consolidation and Disposition of Assets.

             9.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Subsidiaries, mergers of existing Subsidiaries with and into the Borrower, and asset or stock acquisitions by the Borrower of existing Subsidiaries, and except as otherwise provided in this (S)9.5.1. The Borrower may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

          (a) the Borrower is in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in (S)9 hereof as if the transaction occurred on the first day of the period of measurement; provided, that, to the extent such acquisition will be included as an Acquired Business, the Administrative Agent shall have received an Officer's Certificate certifying compliance with
     (S)(S)10.1-10.4 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement and the related documentation showing the estimated calculations (subject to any adjustments) made in determination thereof; and provided, further, that for proposed acquisitions occurring prior to December 31, 2002, for which the pro forma leverage exceeds 3.25x, the Administrative Agent shall have received documentation from the Borrower which demonstrates compliance with the December 31, 2002 Leverage Ratio limitation of 3.00x, on a pro forma historical combined basis;

          (b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

          (c) the business to be acquired is similar to the business conducted by the Borrower, or businesses reasonably related or incidental thereto;

          (d) not later than seven (7) days prior to the proposed acquisition date, notice of each proposed acquisition together with all information reasonably requested by the Administrative Agent with respect to the acquisition shall have been furnished to the Administrative Agent;

          (e) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

          (f) if such acquisition is made by a merger, the Borrower shall be the surviving entity; and

          (g) the total consideration to be paid in connection with any acquisition or series of related acquisitions shall not exceed $150,000,000 during the term of this Credit Agreement, and the total amount of cash and assumption of debt with respect to any such acquisition or series of related acquisitions, shall not exceed $100,000,000, without the consent of the Administrative Agent and the Required Lenders.

          9.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than transfers of assets between the Borrower and Subsidiaries of the Borrower that would be permitted Investments under (S)9.3, transfers of assets from a Subsidiary of the Borrower to another Subsidiary of the Borrower, the sale of inventory or discounted receivables, the licensing of intellectual property, leases of property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; provided however, that in any fiscal year, the Borrower may dispose of up to 10% of its Consolidated Total Assets (calculated as of the most recent quarter end prior to any proposed disposition) in the aggregate, based on the fair market value or book value, of such assets being sold or otherwise disposed of, whichever is greater.

     9.6. Sale and Leaseback. The Borrower will not, and will not permit any of its domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any domestic Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any domestic Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred except to the extent such Indebtedness and Liens are permitted under (S)(S)9.1(g) and 9.2.1(vi).

     9.7. Compliance with Environmental Laws. Except to the extent required by the day-to-day operations of the Borrower and any of its Subsidiaries, and in all instances in compliance in all material respects with all applicable Environmental Laws, the Borrower will not knowingly, and will not knowingly permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, or
(d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate.

     9.8. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

             (a) engage in any "prohibited transaction" within the meaning of
     (S)406 of ERISA or (S)4975 of the Code which could have a Material Adverse Effect on the Borrower or any of its Subsidiaries; or

             (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in (S)302 of ERISA, whether or not such deficiency is or may be waived except for such deficiencies as would not have a Material Adverse Effect; or

            (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to (S)302(f) or (S)4068 of ERISA; or

            (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to (S)307 of ERISA or (S)401(a)(29) of the Code;

            (e) except for instances which would not have a Material Adverse Effect, permit or take any action which would result in the aggregate benefit liabilities (with the meaning of (S)4001 of ERISA) of all Guaranteed Pension Plans exceeding the fair market value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

            (f) permit or take any action which would contravene any Applicable Pension Legislation.

     9.9. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in similar or related businesses.

     9.10. Fiscal Year. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in (S)7.4.1.

     9.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction (except transactions which in any one calendar year do not involve in the aggregate an amount in excess of $500,000) with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such

Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

                            10. FINANCIAL COVENANTS.

     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

     10.1. Interest Coverage. As of the end of any fiscal quarter, the Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending to be less than the applicable ratio set forth in the table below:

  For the Four Quarters Ending              Ratio
  ----------------------------              -----

    6/30/2002 and 9/30/2002                4.00:1
     12/31/2002 - 9/30/2003                4.25:1
      12/31/03 - Thereafter                4.50:1

         10.2. Leverage Ratio. As of the end of any fiscal quarter, the Borrower will not permit the ratio of Consolidated Total Debt as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the "Leverage Ratio") to be more than the applicable ratio set forth in the table below:

  For the Four Quarters Ending              Ratio
  ----------------------------              -----

    6/30/2002 and 9/30/2002                3.50:1
     12/31/2002 - 9/30/2003                3.00:1
      12/31/03 - Thereafter                2.75:1

     10.3. Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than $185,000,000 plus 50% of the Borrower's Consolidated Net Income for each fiscal year beginning after December 31, 2001 (but without deduction for any fiscal year in which Consolidated Net Income is a negative amount), with the annual adjustments to be applicable as of December 31, 2002 and as of the end of each subsequent fiscal year.

     10.4. Capital Expenditures. The Borrower will not make, or permit any Subsidiary to make, Capital Expenditures in any fiscal year that exceed, in the aggregate, $35,000,000 for such fiscal year; provided, however, that, if during any fiscal year the amount of Capital Expenditures permitted for that fiscal year is not so utilized, one hundred percent (100%) of such unutilized amount may be utilized in any succeeding fiscal year.

                             11. CLOSING CONDITIONS.

     The obligations of the Lenders to make the initial Loans and of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

     11.1. Loan Documents etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

     11.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

     11.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

     11.4. Incumbency Certificate. Each of the Lenders shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, each of the Loan Documents; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action under the Loan Documents.

     11.5. Solvency Certificate. Each of the Lenders shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

     11.6. Opinion of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Signe S. Gates, Esq., General Counsel to the Borrower;

     11.7. Payment of Fees. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, all the Fees due on the Closing Date.

     11.8. Payoff Letter. The Administrative Agent shall have received a payoff letter from Mellon Bank, N.A., as administrative agent, indicating the amount of the loan obligations of the Borrower to be discharged on the Closing Date.

                        12. CONDITIONS TO ALL BORROWINGS.

     The obligations of the Lenders to make the Loans, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     12.1. Representations True; No Default or Event of Default. Each of the representations and warranties of the Borrower contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

     12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

     12.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

     12.4. No Material Adverse Change. No Material Adverse Change since the Balance Sheet Date shall have occurred.

                    13. EVENTS OF DEFAULT; ACCELERATION; ETC.

     13.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

            (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (b) the Borrower shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (c) the Borrower shall fail to comply with any of its covenants contained in (S)(S)8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.12, 8.13,
     9 or 10;

            (d) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this (S)13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

            (e) any representation or warranty of the Borrower in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Lease, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Lease in each case in excess of $5,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

          (g) the Borrower or any of its Significant Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Significant Subsidiaries or of any substantial part of the assets of the Borrower or any of its Significant Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Significant Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Significant Subsidiaries and the Borrower or any of its Significant Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Significant Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $5,000,000;

          (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of (S)302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and
     (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or
     (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

          (l) the Borrower or any of its Significant Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

            (m) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Significant Subsidiaries if such event or circumstance is not covered by business interruption insurance and could reasonably be foreseen to have a Material Adverse Effect;

            (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

            (o) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in (S)(S)13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

     13.2. Termination of Commitments. If any one or more of the Events of Default specified in (S)13.1(g) or (S)13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make

Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.

     13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to (S)13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

                          14. THE ADMINISTRATIVE AGENT.

     14.1. Authorization.

          (a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

          (b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term "Administrative Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders;

          (c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a "representative" of the Lenders, as that term is defined in
     Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

     14.2. Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The

Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

     14.3. No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     14.4. No Representations.

           14.4.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

           14.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in (S)11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger acting upon the Borrower's account shall have received notice from such Lender not less than three days prior to the Closing Date specifying such Lender's objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Closing Date.

     14.5. Payments.

           14.5.1. Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

           14.5.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or
     (b) to comply with the provisions of (S)16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     14.6. Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     14.7. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrower as required by
(S)16.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent's willful misconduct or gross negligence.

     14.8. Administrative Agent as Lender. In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

     14.9. Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its equivalent by S&P. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     14.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this (S)14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

                        15. ASSIGNMENT AND PARTICIPATION.

     15.1. Conditions to Assignment by Lenders.

          15.1.1. General Conditions. Except as provided herein, each Lender may assign to one or more commercial banks, other financial institutions or other Persons, all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit) in $5,000,000 minimum amounts; provided that (a) each of the Administrative Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld; except that the consent of the Borrower or the Administrative Agent shall not be required in connection with any assignment by a Lender to (i) an existing Lender or (ii) a Lender Affiliate of such Lender, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Credit Agreement, it being understood that non-pro rata assignments of the Commitments and the Loans are not permitted, (c) each assignment will include an assignment fee of $3,500, payable by the Lender to the Administrative Agent upon the effectiveness of any such assignment (including, an assignment by a Lender to another Lender); provided that no such payment shall be required whenever the Administrative Agent is the assigning Lender; and (d) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
     (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in (S)15.3, be released from its obligations under this Credit Agreement.

     15.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

           (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

           (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

           (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in (S)7.4 and (S)8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

           (d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

           (e) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other

     Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

          (f) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

          (g) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

          (h) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit; and

          (i) such assignee acknowledges that it has complied with the provisions of (S)5.3.3 to the extent applicable.

     15.3. Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

     15.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower. Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this (S)15.4, the Borrower shall deliver upon the request of the assignee Lender an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be cancelled and returned to the Borrower.

     15.5. Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

     15.6. Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to (S)13.1 or (S)13.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to (S)13.1 or (S)13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

     15.7. Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to (S)16.3 with respect to any claims or actions arising prior to the date of such assignment. If any Reference Lender transfers all of its interest, rights and obligations under this Credit Agreement, the Administrative Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Required Lenders, appoint another Lender to act as a Reference Lender hereunder. Anything contained in this (S)15 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to (a) any of the twelve Federal Reserve Banks organized under (S)4 of the Federal Reserve Act, 12 U.S.C. (S)341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this (S)15. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

     15.8. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

     15.9. Accession. Except as otherwise provided herein, Eligible Assignees (each such Eligible Assignee, an "Acceding Bank") may, at the request of the Borrower and with the consent of the Administrative Agent, become party to this Credit Agreement by entering into an Instrument of Accession in substantially the form of Exhibit F hereto (an

"Instrument of Accession") with the Borrower and the Administrative Agent and assuming thereunder Commitments in an amount to be agreed upon by the Borrower, such Acceding Bank and the Administrative Agent, to make Loans pursuant to the terms hereof, and the Total Commitment shall thereupon be increased by the amount of such Acceding Bank's Commitment; provided that:

          (i) the Administrative Agent shall have given its prior written assent to such accession as Administrative Agent on behalf of itself and the other Lenders (and for the avoidance of doubt each of the Lenders irrevocably authorizes the Administrative Agent to execute any Instrument of Accession on its behalf), such consents not to be unreasonably withheld; and

          (ii) in no event shall the Total Commitment be increased under any one or more of such Instruments of Accession so as to exceed, in the aggregate, $200,000,000. On the effective date specified in any Instrument of Accession, Schedule 1 hereto shall be deemed to be amended to reflect (A) the name, address, Commitment, and Commitment Percentage of such Acceding Bank, (B) the Total Commitment as increased by such Acceding Bank's Commitments, and (C) the changes to the other Lenders' respective Commitment Percentages and any changes to the other Lenders' respective Commitments (in the event such Lender is also the Acceding Bank) resulting from such assumption and such increased Total Commitment.

          16.  PROVISIONS OF GENERAL APPLICATIONS.

     16.1. Setoff. The Borrower hereby grants to the Administrative Agent and each of the Lenders a right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO

REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

     16.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent's or any Lender's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent's Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuan to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with
(i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Administrative Agent's relationship with the Borrower or any of its Subsidiaries, and (g) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this (S)16.2 shall survive payment or satisfaction in full of all other obligations.

     16.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation,
(a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this (S)16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this (S)16.3 shall survive payment or satisfaction in full of all other Obligations.

     16.4. Treatment of Certain Confidential Information.

           16.4.1. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this (S)16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower who is not bound by obligations of confidentiality to the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender

     Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of (S)16.4 or (i) with the consent of the Borrower. Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrower to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses; provided that the Borrower be provided with notice and opportunity to review such use to ensure consistency of presentation.

          16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

          16.4.3. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this (S)16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

     16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the

Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement, subject to, in each case the applicable statute of limitations. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

     16.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a) if to the Borrower, at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: Treasurer, or at such other address for notice as the Borrower shall last have furnished in writing to the Administrative Agent with a copy to 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: General Counsel;

          (b) if to the Administrative Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Deanne M. Horn, Director, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

          (c) if to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications.

     16.7. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN (S)16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     16.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

     16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in (S)16.12.

     16.11. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER, THE ADMINISTRATIVE AGENT OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER, THE ADMINISTRATIVE AGENT OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT, AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, THE BORROWER'S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

          (a) without the written consent of the Borrower and each Lender directly affected thereby:

               (i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees or eliminate indemnity rights in favor of such Lender;

               (ii) increase the amount of such Lender's Commitment or extend the expiration date of such Lender's Commitment;

               (iii) postpone or extend the Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender, or extend the termination of any Letters of Credit for which such Lender has a Letter of Credit Participation beyond the Loan Maturity Date;

          (b) without the written consent of all of the Lenders, amend or waive this (S)16.12 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders); and

          (c) without the written consent of the Administrative Agent, amend or waive (S)14, the amount or time of payment of the Administrative Agent's Fee or any Letter of Credit Fees payable for the Administrative Agent's account or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     16.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

                                           BARNES GROUP INC.



                                           By: _________________________________
                                                William C. Denninger
                                                Senior Vice President, Finance
                                                and Chief Financial Officer



                                           By: _________________________________
                                                Lawrence W. O'Brien
                                                Vice President, Treasurer

                                           FLEET NATIONAL BANK,
                                           individually and as Administrative
                                           Agent



                                           By: _________________________________
                                                Name:
                                                Title:

                                                HSBC BANK USA, individually and
                                                as Co-Documentation Agent



                                                By: ____________________________
                                                     Name:
                                                     Title:


                                                KEYBANK NATIONAL
                                                ASSOCIATION, individually and as
                                                Co-Documentation Agent



                                                By: ____________________________
                                                     Name:
                                                     Title:


                                                MELLON BANK, N.A., individually
                                                and as Co-Documentation Agent



                                                By: ____________________________
                                                     Name:
                                                     Title:



                                                WEBSTER BANK, individually and
                                                as Co-Documentation Agent



                                                By: ____________________________
                                                     Name:
                                                     Title:

                                                SUNTRUST BANK



                                                By: ____________________________
                                                     Name:
                                                     Title:

                                                THE BANK OF NEW YORK



                                                By: ____________________________
                                                     Name:
                                                     Title:

                                                BANK OF AMERICA, N.A.



                                                By: ____________________________
                                                     Name:
                                                     Title:

                                                COMERICA BANK



                                                By: ____________________________
                                                     Name:
                                                     Title:

                                              BANK ONE, NA (Main Office Chicago)



                                               By: ____________________________
                                                     Name:
                                                     Title:

                                                THE GOVERNOR & COMPANY OF
                                                THE BANK OF IRELAND



                                                By: ____________________________
                                                      Name:
                                                      Title:

                                                                       Exhibit A

                                     FORM OF
                              REVOLVING CREDIT NOTE

$__________                                                        June __, 2002

         FOR VALUE RECEIVED, the undersigned BARNES GROUP INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ____________, a[an] [___] (the "Lender") at the Administrative Agent's office at 100 Federal Street, Boston, Massachusetts 02110:

                  (a) prior to or on the Loan Maturity Date the principal amount of _____ DOLLARS ($___) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Lender to the Borrower pursuant to the Revolving Credit Agreement dated as of June 14, 2002 (as amended and in effect from time to time, the "Credit Agreement"), by and among the Borrower, the Lender, the Administrative Agent and other parties thereto;

                  (b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

                  (c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

         This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

         The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

         If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

         THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE

SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN (S)16.6 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

                                         BARNES GROUP INC.

                                         By: ___________________________________
                                              Name:
                                              Title:


                                         By: ___________________________________
                                              Name:
                                              Title:


@@

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
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                                 Amount of       Balance of
                Amount        Principal Paid      Principal         Notation
    Date        of Loan         or Prepaid         Unpaid           Made By:
--------------------------------------------------------------------------------
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

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

                                                                       Exhibit B

                              FORM OF LOAN REQUEST

                               _________ __, ____

Fleet National Bank,
   as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110

     Re: [Loan] [Conversion] [Continuation] Request under Revolving Credit Agreement, dated as of June 14, 2002

Ladies and Gentlemen:

     Reference is hereby made to that certain Revolving Credit Agreement, dated as of June 14, 2002 (as the same may be amended and in effect from time to time, the "Credit Agreement"), by and among Barnes Group Inc. (the "Borrower"), Fleet National Bank and the other lending institutions referred to therein as Lenders (collectively, the "Lenders"), Fleet National Bank, as administrative agent (the "Administrative Agent") for itself and the other Lenders party thereto and HSBC Bank USA, KeyBank National Association, Mellon Bank, N.A. and Webster Bank as co-documentation agents (the "Documentation Agents"). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

     Pursuant to (S)2.6 of the Credit Agreement, the undersigned Borrower hereby requests that a Revolving Credit Loan consisting of a [Base Rate Loan in the principal amount of $__________] [LIBOR Rate Loan in the principal amount of $__________ with an Interest Period of [1] [2] [3] [6] months] be made on _________ __, 20__.

     [Pursuant to (S)2.7 of the Credit Agreement, the undersigned Borrower hereby requests that the Revolving Credit Loans in the amount of $_______ which are currently [Base Rate][LIBOR Rate] Loans be [converted to] [continued as] [Base Rate Loans] [LIBOR Rate Loans with an Interest Period of [1] [2] [3] [6] months] on _________ __, 20__.]

     The undersigned Borrower understands that this request is irrevocable and binding on the Borrower and obligates the Borrower to accept the requested Revolving Credit Loan on such date. This Loan Request constitutes a certification that the conditions precedent set forth in (S)12 of the Credit Agreement to the making of the Revolving Credit Loans requested hereby have been satisfied as of the date hereof.

     The undersigned Borrower hereby certifies (a) that the aggregate outstanding principal amount of the Revolving Credit Loans plus the Maximum Drawing Amount plus all Unpaid Reimbursement Obligations on today's date is less than the Total Commitment after giving effect to this Loan Request, (b) that the proceeds of the requested Revolving Credit Loan will be used in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection therewith was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

                                               Very truly yours,

                                               BARNES GROUP INC.



                                               By: ___________________________
                                                   Name:
                                                   Title:

                                                                       Exhibit C

                                     FORM OF
                             COMPLIANCE CERTIFICATE

                                 ______ __, 20__

Fleet National Bank, as Administrative Agent
   and the Lenders referred to below
100 Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

     Reference is hereby made to that certain Revolving Credit Agreement, dated as of June 14, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Barnes Group Inc., a Delaware corporation (the "Borrower"), Fleet National Bank and the other lending institutions listed on Schedule 1 thereto (the "Lenders") and Fleet National Bank as administrative agent (the "Administrative Agent"), for itself and the Lenders, and HSBC Bank USA, KeyBank National Association, Mellon Bank, N.A. and Webster Bank as co-documentation agents (the "Documentation Agents"). Capitalized terms used herein without definition shall have the same meanings herein as in the Credit Agreement.

     This is a certificate delivered pursuant to (S)8.4(c) of the Credit Agreement for purposes of evidencing compliance with the financial covenants provided for in (S)10 of the Credit Agreement. This certificate has been duly executed by the principal financial or accounting officer of the Borrower.

     To the best of the knowledge and belief of the undersigned: (a) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true in all material respects as of the date hereof, with the same effect as if made at and as of the date hereof (except to the extent of any changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and to the extent that such representations and warranties relate expressly to an earlier date); (b) attached hereto as Appendix 1 and set forth in reasonable detail are computations evidencing compliance with the covenants contained in (S)10 of the Credit Agreement as of the date and for the applicable period to which the financial statements delivered herewith relate; (c) the information furnished in the calculations attached hereto was true, accurate, correct, and complete in all material respects as of the last day of such period and for such applicable period, as the case may be, subject to normal year end adjustments; (d) as of the date hereof, no Default or Event of Default has occurred or is continuing and (e) the annual financial statements delivered to the Lenders and the Administrative Agent herewith as required by (S)8.4 of the Credit Agreement were prepared in accordance with generally accepted accounting principles (except for the absence of footnotes required by generally accepted accounting principles) and fairly represents the financial position of the Borrower as of the date thereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has executed this certificate as an instrument under seal as of the date first written above.

                                         BARNES GROUP INC.



                                         By: ___________________________________
                                              Name:
                                              Title:

                                                                      Appendix 1

                             COMPLIANCE CERTIFICATE

                                BARNES GROUP INC.

A.   Interest Coverage

1.   Consolidated EBITDA:

     (A)  Consolidated Net Income of the Borrower, its
          Subsidiaries and, without duplication, the
          Acquired Businesses (excluding, without
          duplication, (1) extraordinary gains and
          losses in accordance with GAAP, (2) gains
          and losses in connection with asset
          dispositions whether or not constituting
          extraordinary gains and losses, (3) gains or
          losses on discontinued operations, and (4)
          one-time restructuring charges, not to exceed
          $4,800,000 taken in the quarter ended
          December 31, 2001) for the four (4)
          consecutive fiscal quarters ended on such date        $_______________

     (B)  Consolidated Cash Interest Expense of the
          Borrower, its Subsidiaries and, without
          duplication, the Acquired Businesses for such period  $_______________

     (C) To the extent deducted in computing such Consolidated Net Income of the Borrower, its
          Subsidiaries and, without duplication, the
          Acquired Businesses, for such period:

          (i)   Income taxes                                    $_______________

          (ii)  Depreciation                                    $_______________

          (iii) Amortization                                    $_______________

          Sum  of Items (i) through (iii)                       $_______________

     Consolidated EBITDA (Sum of Items (A) through (C))     $___________________

2. Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending:

         Consolidated Cash Interest Expense                 $___________________

3.   Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Ratio of
     Item 1 to Item 2)

                                                                   _____ : _____

4. Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Interest Coverage) under Section 10.1 of the Credit Agreement during the period shall not be less than the applicable ratio set forth in the table below

              For the Four Quarters Ending                        Ratio
                 6/30/2002 and 9/30/2002                       4.00 : 1.00
              12/31/2002 through 9/30/2003                     4.25 : 1.00
                 12/31/03 and thereafter                       4.50 : 1.00

B.   Leverage Ratio

1.   Consolidated Total Debt as at such date:

     (A)  With respect to the Borrower and its
          Subsidiaries, without duplication, the
          aggregate amount of Indebtedness of the
          Borrower and its Subsidiaries, on a
          consolidated basis, outstanding on such date
          for the borrowed money or the deferred
          purchase price of property including, without
          limitation, in respect of any Synthetic
          Leases or Capitalized Leases                      $___________________


     (B)  With respect to the Borrower and its
          Subsidiaries, without duplication,
          Indebtedness of the type referred to in clause
          (A) of another Person (not including the
          Borrower or its Subsidiaries) guaranteed by
          the Borrower or any of its Subsidiaries           $___________________

         Consolidated Total Debt                            $___________________

2. Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending:

       Consolidated EBITDA (See Item 1 of Interest Coverage
       above)                                               $___________________

3.   Consolidated Total Debt to Consolidated EBITDA Ratio (Ratio of Item 1 to
     Item 2)

                                                                 _____ : _____

4.   Consolidated Total Debt to Consolidated EBITDA Ratio (Leverage Ratio) under
     Section 10.2 of the Credit Agreement during the period shall not be more than the applicable ratio set forth in the table below:

         For the Four Quarters Ending                             Ratio
            6/30/2002 and 9/30/2002                            3.50 : 1.00
         12/31/2002 through 9/30/2003                          3.00 : 1.00
            12/31/03 and thereafter                            2.75 : 1.00

C.   Consolidated Net Worth

1.   Consolidated Net Worth:

     The Borrower has not permitted Consolidated Net Worth at any time to be less than $185,000,000 plus 50% of the Borrower's Consolidated Net Income for each fiscal year beginning after December 31, 2001 (but without deduction for any fiscal year in which Consolidated Net Income is a negative amount), with the annual adjustments to be applicable as of December 31, 2002 and as of the end of each subsequent fiscal year.

D.   Capital Expenditures

1.   Capital Expenditures for the current fiscal year:

         Capital Expenditures of the Borrower and any
         Subsidiary for the fiscal year then ended          $___________________

2.   Unutilized Capital Expenditures, if any, from any preceding fiscal year:

                Fiscal Year               Unutilized Capital Expenditures/1/

            ___________________                   $___________________

            ___________________                   $___________________

            ___________________                   $___________________

                                Total:            $___________________

3.   Total Permitted Capital Expenditures for the current fiscal year:

     (A)  Minimum Capital Expenditures permitted
          during any fiscal year under Section 10.4 of
          the Credit Agreement                                   $35,000,000

     (B)  Total Unutilized Capital Expenditures, if
          any, from any preceding fiscal year (See
          Item (2) above)                                   $___________________

     Sum of Item (A) plus Item (B) above                    $___________________


4.   Item (3) less Item (1) equals:                         $___________________


5. Capital Expenditures under Section 10.4 of the Credit Agreement during the period shall not exceed, in the aggregate, $35,000,000 for such fiscal year; provided, however, that, if during any fiscal year the amount of Capital Expenditures permitted for that fiscal year is not so utilized, one hundred percent (100%) of such unutilized amount may be utilized in any succeeding fiscal year.

__________________________

     /1/ Unutilized Capital Expenditures shall mean the amount of Capital Expenditures permitted for that fiscal year not so utilized.

                                                                       Exhibit D

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE

                           Dated as of _____ __, 20__

     Reference is made to the REVOLVING CREDIT AGREEMENT, dated as of June 14, 2002 (as from time to time amended and in effect, the "Credit Agreement"), by and among BARNES GROUP INC., a Delaware corporation (the "Borrower"), FLEET NATIONAL BANK, a national banking association, and the other lending institutions listed therein (collectively, the "Lenders"), FLEET NATIONAL BANK as administrative agent (in such capacity, the "Administrative Agent") for itself and the Lenders and HSBC BANK USA, KEYBANK NATIONAL ASSOCIATION, MELLON BANK, N.A. and WEBSTER BANK as Documentation Agents. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

     ____________ (the "Assignor") and ____________ (the "Assignee") hereby agree as follows:

     1. Assignment. Subject to the terms and conditions of this Assignment and Acceptance, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes without recourse to the Assignor, a $_____ interest in and to the rights, benefits, indemnities and obligations of the Assignor under the Credit Agreement equal to _____% in respect of the Total Commitment immediately prior to the Effective Date (as hereinafter defined).

     2. Assignor's Representations. The Assignor (i) represents and warrants that (A) it is legally authorized to enter into this Assignment and Acceptance,
(B) as of the date hereof, its Commitment is $_____, its Commitment Percentage is _____%, the aggregate outstanding principal balance of its Revolving Credit Loans equals $_____, the aggregate amount of its Letter of Credit Participations equals $_____ (in each case after giving effect to the assignment contemplated hereby but without giving effect to any contemplated assignments which have not yet become effective), and (C) immediately after giving effect to all assignments which have not yet become effective, the Assignor's Commitment Percentage will be sufficient to give effect to this Assignment and Acceptance,
(ii) makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder free and clear of any claim or encumbrance; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document delivered or executed pursuant thereto; and (iv) attaches hereto the Revolving Credit Note delivered to it under the Credit Agreement.

     The Assignor requests that the Borrower exchange the Assignor's Revolving Credit Note for new Revolving Credit Notes payable to the Assignor and the Assignee as follows:

@@

Notes Payable to         Amount of Revolving
  the Order of:               Credit Note
----------------         -------------------

Assignor                 $_________
Assignee                 $_________
@@

     3. Assignee's Representations. The Assignee (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Acceptance, (B) the execution, delivery and performance of this Assignment and Acceptance do not conflict with any provision of law or of the charter or by-laws of the Assignee, or of any agreement binding on the Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Acceptance, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to (S)7.4 and (S)8.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) represents and warrants that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) acknowledges that it has made arrangements with the Assignor satisfactory to the Assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     4. Effective Date. The effective date for this Assignment and Acceptance shall be _____ __, 20__ (the "Effective Date"). Following the execution of this Assignment and Acceptance and the consent of the Borrower hereto having been obtained, each party hereto shall deliver its duly executed counterpart hereof to the Administrative Agent for acceptance by the Administrative Agent and recording in the Register by the Administrative Agent. Schedule 1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 1 annexed hereto.

     5. Rights Under Credit Agreement. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, with respect to that portion of its interest under the Credit Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Credit Agreement; provided, however, that the Assignor shall retain its rights to be indemnified pursuant to (S)16.3 of the Credit Agreement with respect to any claims or actions arising prior to the Effective Date.

     6. Payments. Upon such acceptance of this Assignment and Acceptance by the Agent and such recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the rights and interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make any appropriate adjustments in payments for periods prior to the Effective Date by the Administrative Agent or with respect to the making of this assignment directly between themselves.

     7. Governing Law. THIS ASSIGNMENT AND ACCEPTANCE SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     8. Counterparts. This Assignment and Acceptance may be executed in any number of counterparts which shall together constitute but one and the same agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

                                         [THE ASSIGNOR]

                                         By: ___________________________________
                                              Name:
                                              Title:

                                         [THE ASSIGNEE]

                                         By: ___________________________________
                                              Name:
                                              Title:
CONSENTED TO:

BARNES GROUP INC.

By: ___________________________
    Name:
    Title:

FLEET NATIONAL BANK,
as Administrative Agent

By: ___________________________
    Name:
    Title:

                                                                       Exhibit E

                                     FORM OF
                                    GUARANTY

     GUARANTY, dated as of _____ __, 20__, by [_____], a[an] [_____] (the
"Guarantor") in favor of (i) FLEET NATIONAL BANK, a national banking association, as administrative agent (hereinafter, in such capacity, the "Administrative Agent") for itself and the other lending institutions (hereinafter, collectively, the "Lenders") which are or may become parties to a REVOLVING CREDIT AGREEMENT dated as of June 14, 2002 (as amended and in effect from time to time, the "Credit Agreement"), by and among Barnes Group Inc., a Delaware corporation (the "Company"), the Lenders, the Administrative Agent and the Documentation Agents and (ii) each of the Lenders.

     WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

     WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

     WHEREAS, the Guarantor wishes to guaranty the Company's obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

     NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

     1. Definitions. The term "Obligations" and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

     2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to (S)362(a) of the Federal Bankruptcy Code and the operation of (S)(S)502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

     3. Guarantor's Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this (S)3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

     4. Waivers by Guarantor; Bank's Freedom to Act. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any "one action" or "anti-deficiency" law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent's or such Lender's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

     5. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

     6.   Subrogation; Subordination.

          6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

          6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

          6.3. Provisions Supplemental. The provisions of this (S)6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

     7. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

     8. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company's financial condition.

     9. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor's intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in (S)16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in (S)(S)4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

     10. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with (S)15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder. Notwithstanding the foregoing, the Guarantor may assign its Obligations to the surviving entity in its merger with another domestic Subsidiary in accordance with (S)9.5 of the Credit Agreement, provided that no Event of Default exists and is continuing under the Credit Agreement.

     11. Joinder Agreement and Affirmation. To the extent requested by the Administrative Agent, the Guarantor will cause each Subsidiary (excluding any foreign Subsidiaries) assigned any of the Guarantor's Obligations in accordance with (S)10, to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (a) a Joinder Agreement and Affirmation in the form of Exhibit A attached hereto, and (b) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranty.

     12. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     13. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in (S)16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.

     14. Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in (S)12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

     15. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this (S)14.

     16. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

                                             [SUBSIDIARY]

                                             By: _______________________________
                                                  Name:
                                                  Title:

                                             Address:

                                             ___________________________________

                                             ___________________________________

                                             ___________________________________

                                             Telex: ____________________________

                                                                       Exhibit A

                                     FORM OF
                        JOINDER AGREEMENT AND AFFIRMATION

     This Joinder Agreement and Affirmation (this "Joinder Agreement") is executed and delivered as of ________ ___, 20__, by [NEW SUBSIDIARY], a [_______] corporation (the "New Subsidiary"), pursuant to (S)11 of the Guaranty, dated as of _______ ___. 20__, as amended (as so amended, and as may be further amended and in effect from time to time, the "Guaranty"), by [________] in favor of FLEET NATIONAL BANK, a national banking association, as Administrative Agent for itself and the other Lenders which are or may become parties to a Revolving Credit Agreement, dated as of June 14, 2002 (as amended and in effect from time to time, the Credit Agreement), by and among Barnes Group Inc., a Delaware corporation, the Lenders, the Administrative Agent and the Documentation Agents and (ii) each of the Lenders. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

     (S)1. Joinder to Guaranty. The New Subsidiary hereby agrees to become a guarantor of the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all the Obligations and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a "Guarantor" (as defined in the Guaranty), assuming all of the obligations and liabilities of a "Guarantor" (as defined in the Guaranty) thereunder. The New Subsidiary hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original guarantor thereunder, as if the New Subsidiary was an original signatory thereto, including without limitation, guaranteeing all Obligations arising or incurred after the Closing Date.

     (S)2. Effectiveness. This Joinder Agreement shall become effective upon the receipt by the Administrative Agent of facsimile copies of original counterparts (to be followed promptly by original counterparts) or original counterparts of this Joinder Agreement, duly authorized, executed and delivered by the New Subsidiary.

     (S)3. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     (S)4. Representations and Covenants. The New Subsidiary hereby represents and warrants to the Administrative Agent and each of the Lenders that its chief executive office and principal place of business is at the location set forth beneath its signature hereto.

     (S)5. Miscellaneous. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of the applicable Loan Documents as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first written above.

                                             [NEW SUBSIDIARY]

                                             By: _______________________________
                                                  Name:
                                                  Title:

                                             Address:

                                             ___________________________________

                                             ___________________________________

                                             ___________________________________

                                             Telex: ____________________________



Agreed and Accepted to as of this __
 day of _________, 20__:

FLEET NATIONAL BANK

By:_________________________________
      Name:
      Title:

                                                                       Exhibit F

                                     FORM OF
                             INSTRUMENT OF ACCESSION

                           Dated as of _____ __, 20__

     Reference is hereby made to the REVOLVING CREDIT AGREEMENT, dated as of June 14, 2002 (as heretofore and from time to time amended and in effect, the "Credit Agreement"), by and among BARNES GROUP INC., a Delaware corporation (the "Borrower"), FLEET NATIONAL BANK, a national banking association, and the other lending institutions listed on Schedule 1 thereto (the "Lenders"), FLEET NATIONAL BANK as administrative agent for itself and the Lenders (the "Administrative Agent") and HSBC BANK USA, KEYBANK NATIONAL ASSOCIATION, MELLON BANK, N.A. and WEBSTER BANK as co-documentation agents (the "Documentation Agents"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to the terms of (S)2.3.1 and (S)15.9 of the Credit Agreement, the Borrower, the Administrative Agent and [_________] (the "Acceding Bank") hereby agree as follows:

     1. Subject to the terms and conditions of this Instrument of Accession, the Acceding Bank hereby agrees to assume, without recourse to the Lenders or the Administrative Agent, on the Effective Date (as defined below), a Commitment of $[________] in accordance with the terms and conditions set forth in the Credit Agreement. Upon such assumption, the Total Commitment shall be automatically increased by the amount of such assumption. The Acceding Bank hereby agrees to be bound by, and hereby requests the agreement of the Borrower and the Administrative Agent that such Acceding Bank shall be entitled to the benefits of, all of the terms, conditions and provisions of the Credit Agreement as if such Acceding Bank had been one of the lending institutions originally executing the Credit Agreement as a "Lender"; provided that nothing herein shall be construed as making any Acceding Bank liable to the Borrower or the other Lenders in respect of any acts or omissions of any party to the Credit Agreement or in respect of any other event occurring prior to the Effective Date (as defined below) of this Instrument of Accession.

     2. The Acceding Bank (a) represents and warrants that (i) it is duly and legally authorized to enter into this Instrument of Accession, (ii) the execution, delivery and performance of this Instrument of Accession do not conflict with any provision of law or of the charter or by-laws of such Acceding Bank, or of any agreement binding on such Acceding Bank, (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Instrument of Accession, and to render the same the legal, valid and binding obligation of such Acceding Bank, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to (S)7.4 and (S)8.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Instrument of Accession; (c) agrees that it will, independently and without reliance upon the Lenders or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) acknowledges that it has made arrangements with the Administrative Agent satisfactory to the Acceding Bank with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     3. The Acceding Bank hereby requests that the Borrower issue a new Revolving Credit Note payable to the order of [________] in the principal amount of $[________]. In the event that any Acceding Bank is also a Lender party to the Credit Agreement immediately prior to the Effective Date of this Instrument of Accession, such Acceding Bank agrees to deliver to the Borrower, as soon as reasonably practicable after the Effective Date (as defined below), the prior Revolving Credit Note held by it prior to the issuance of the new Revolving Credit Note, marked "Cancelled".

     4. The effective date for this Instrument of Accession shall be ________ __, 20__ (the "Effective Date"). Following the execution of this Instrument of Accession by the Borrower and the Acceding Bank, it will be delivered to the Administrative Agent for acceptance. Upon acceptance by the Administrative Agent, Schedule 1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 1 annexed hereto. The Administrative Agent shall thereafter notify the other Lenders of the revised Schedule 1 and the arrangements proposed to ensure that the outstanding amount of the Loans made by each Lender will correspond to its respective Commitment Percentage after giving effect to the accession contemplated hereby.

     5. Upon such acceptance, from and after the Effective Date, the Borrower shall make all payments in respect of each Acceding Bank's Commitment (including payments of principal, interest, fees and other amounts) to the Administrative Agent for the account of such Acceding Bank.

     6. THIS INSTRUMENT OF ACCESSION SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW (S)5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     7. This Instrument of Accession may be executed in any number of counterparts which shall together constitute but one and the same agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Instrument of Accession to be executed on its behalf by its officer thereunto duly authorized, to take effect as of the date first above written.

                                                BARNES GROUP INC.


                                                By: ____________________________
                                                     Name:
                                                     Title:


                                                FLEET NATIONAL BANK, in its
                                                capacity as Administrative Agent


                                                By: ____________________________
                                                     Name:
                                                     Title:


                                                [THE ACCEDING BANK]


                                                By: ____________________________
                                                     Name:
                                                     Title: